Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF
HEARTBEAM, INC.

HeartBeam, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is HeartBeam, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 11, 2015.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation further amends the provisions of the Corporation’s Certificate of Incorporation.

3. ARTICLE IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

4. This Certificate of Amendment to the Corporation’s Certificate of Incorporation has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

5. That thereafter, pursuant to resolution of its Board of Directors, a Special Meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

6. This amendment shall become effective on the date filed with the State of Delaware.

IN WITNESS WHEREOF, HeartBeam, Inc. has caused this Certificate of Amendment to be signed by Branislav Vajdic, a duly authorized officer of the Corporation, on November 15, 2022.

/s/ Branislav Vajdic
Branislav Vajdic
Chief Executive Officer